EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
D. ASHLEY LEE
VICE PRESIDENT, CHIEF FINANCIAL OFFICER
(770) 419-3355

KATIE BRAZEL
VICE PRESIDENT, FLEISHMAN HILLARD
(404) 739-0111


                            CRYOLIFE SETTLES LAWSUIT


     ATLANTA, March 31, 2003 CryoLife Inc. (NYSE: CRY), a human tissue processing and medical device company, today announced that a settlement has been reached in the lawsuit brought against the Company by the estate of Brian Lykins. The lawsuit alleged the St. Cloud, Minnesota man received infected tissue during knee surgery. Terms of the settlement will not be disclosed. CryoLife believes that the Company has adequate insurance remaining to cover the other product liability claims pending against the Company.

     Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SynerGraft(R) Vascular Graft, which is CE marked for distribution within the European Community.

     Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company business, are subject to various risks and uncertainties. Such risks and uncertainties include that current and future product liability litigation may not be resolved within the limits of the Company's insurance policies or may otherwise be resolved in a manner that is materially adverse to the Company, that current securities and derivative based claims may not be resolved within the limits of the Company's insurance policies or may otherwise be resolved in a manner that is materially adverse to the Company, and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2002, and the Company's other SEC filings.

     For additional information about the company, visit CryoLife's web site:

                             http://www.cryolife.com

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